Exhibit 99.2

For Immediate Release
Contact:
Media — Roy L. Morrow (216) 383-4893 Roy_Morrow@lincolnelectric.com

Investors — Joe Kelley (216) 383-8346 Joe_Kelley@lincolnelectric.com
LINCOLN ELECTRIC ANNOUNCES THE ACQUISITION OF VERNON TOOL COMPANY, LTD.
     CLEVELAND, Ohio, U.S.A., November 30, 2007 — Lincoln Electric Holdings, Inc. (Nasdaq: LECO) today announced that it has acquired the assets and business of Vernon Tool Company, Ltd., a privately-held manufacturer of computer-controlled pipe cutting equipment used for precision fabrication purposes. Based in San Diego, California, Vernon Tool’s annual sales are approximately $9 million. Lincoln Electric expects that the acquisition will not have a material impact on earnings in the first year.
     “Vernon Tool is a solid company, and we are pleased that its experienced management team will be joining Lincoln as we add the company’s product line to Lincoln’s product offering and global sales network,” said John M. Stropki, Chairman and Chief Executive Officer. “This acquisition adds to Lincoln’s ability to support its customers in the growing market for infrastructure development.”
     Founded in 1930, Vernon Tool Company provides solutions to difficult pipe fabrication and process flow issues in industrial construction, as well as heavy fabrication uses in the infrastructure and energy-related segments. Two of the current owners of Vernon Tool will remain with the company.
     Lincoln Electric is the world leader in the design, development and manufacture of arc welding products, robotic arc-welding systems, plasma and oxyfuel cutting equipment and has a leading global position in the brazing and soldering alloys market. Headquartered in Cleveland, Ohio, Lincoln has 36 manufacturing locations, including operations, manufacturing alliances and joint ventures in 19 countries and a worldwide network of distributors and sales offices covering more than 160 countries. For more information about Lincoln Electric, its products and services, visit the Company’s Web site at http://www.lincolnelectric.com.
     The Company’s expectations and beliefs concerning the future contained in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect management’s current expectations and involve a number of risks and uncertainties. Actual results may differ materially from such statements due to a variety of factors that could adversely affect the Company’s operating results. The factors include, but are not limited to: the effectiveness of operating initiatives; currency exchange and interest rates; adverse outcome of pending or potential litigation; possible acquisitions; market risks and price fluctuations related to the purchase of commodities and energy; global regulatory complexity; and the possible effects of international terrorism and hostilities on the Company or its customers, suppliers and the economy in general. For additional discussion, see “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.
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